UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 22, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

4400 Main Street, Kansas City, MO        64111

(Address of Principal Executive Offices)      (Zip Code)

(816) 753-6900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 2.02         Results of Operations and Financial Condition.

On February 23, 2006, the Company issued a press release regarding the Company’s results of operations for the fiscal quarter ended January 31, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On February 22, 2006, the Company’s management and the Audit Committee of the Board of Directors, in consultation with the Company’s independent auditors, KPMG LLP, concluded to restate previously issued consolidated financial statements, including fiscal year 2006 quarterly financial statements and financial statements for the fiscal years ended April 30, 2005 and 2004. The Company arrived at this conclusion during the course of its closing process for the fiscal quarter ended January 31, 2006.

The restatement pertains primarily to errors in determining the Company’s state effective income tax rate for the fiscal quarters ended October 31, 2005 and July 31, 2005, fiscal years ended April 30, 2005 and 2004 and the fiscal quarters for fiscal years 2005 and 2004. These errors resulted in a cumulative understatement of state income tax liability (net of federal income tax benefit) of approximately $32 million as of April 30, 2005.

The Company has determined that the correction of the cumulative effect of the prior period errors in the current period is material to the January 31, 2006 consolidated financial statements. Accordingly, the Company determined that the errors need to be corrected through restatement of previously issued financial statements. The Company has not completed its analysis of the restatement adjustments, and, accordingly, the effects of the restatement on all prior periods are preliminary and subject to change. The Company will report in amended filings with the Securities and Exchange Commission the restatement of results for fiscal years 2005 and 2004, and restatements for the first two quarters of fiscal 2006 for the income tax adjustments.

On February 22, 2006, the Company’s Audit Committee discussed the matters disclosed in this Item 4.02(a) with management and KPMG, who audited the Company’s financial statements for the fiscal years ended April 30, 2005 and 2004.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release Issued February 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	February 23, 2006	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

EXHIBIT INDEX

Exhibit 99.1	Press Release Issued February 23, 2006.